Exhibit 99.1

Aspen reports results for the quarter and year ended December 31, 2012; Announces new $500 million share repurchase authorization to replace prior plan

Hamilton, Bermuda, February 7, 2013 – Aspen Insurance Holdings Limited (“Aspen”) (NYSE: AHL) today reported net income after tax of $280.4 million for the year and $2.0 million for the fourth quarter of 2012. This is equivalent to diluted net income per share of $3.38 for the year and a diluted net loss per share of $0.09 for the fourth quarter of 2012.

Results for the quarter were impacted by net catastrophe losses of $170 million, after tax and net of reinsurance and reinstatements, including $175 million from Superstorm Sandy and favorable development on the 2012 US storms.

Chris O’Kane, Chief Executive Officer commented, “In 2012 Aspen celebrated its 10 year anniversary. Our success reflects the support of our clients, with whom we have built strong relationships, the hard work and skill of all our people, and the diversified Reinsurance and Insurance platform that we have built together. In 2012, despite the impact of Superstorm Sandy, we made strong progress against our strategic objectives and generated an operating return on equity of 8.5%.

In 2013, we will be intensely focused on further improving return on equity, against a backdrop of modestly improving insurance pricing, lackluster global economies, and a continued low interest rate environment. We will allocate capital efficiently to profitable underwriting opportunities, scale back in certain lines whose performance has not been consistent with our targeted risk profile, and return excess capital to shareholders through our expanded share repurchase authorization. We will also strive to generate increased returns from our investment portfolio while ensuring that our investments remain within our risk tolerance.”

Operating highlights for the quarter ended December 31, 2012

•	Diluted net loss per share of $0.09 for the quarter ended December 31, 2012 compared with diluted net earnings per share of $0.09 in the fourth quarter of 2011(1)

•	Diluted operating loss per share of $0.15 for the quarter ended December 31, 2012 compared with diluted operating loss per share of $0.01 in the fourth quarter of 2011(1)(2)

•	Diluted book value per share of $40.65, up 6.4% from the year ended 2011(1)(2)

•

Annualized net return on average equity of (0.8)% and annualized operating return on average equity of (1.6)% for the fourth quarter of 2012 compared with 0.8% and Nil%, respectively in the fourth quarter of 2011(1)(2)

•

Gross written premiums of $576.2 million in the fourth quarter of 2012 increased 25.6% from the fourth quarter of 2011 with the majority of the growth resulting from a 40.2% increase in the insurance segment

•

Combined ratio of 108.0% or 72.0% excluding catastrophes, pre-tax and net of reinsurance and reinstatements, for the fourth quarter of 2012 compared with a combined ratio of 114.3%(1) or 85.9% excluding catastrophes for the fourth quarter 2011

•

Net favorable development on prior year loss reserves of $42.0 million, or 7.5 combined ratio points, for the fourth quarter 2012 compared with $22.0 million, or 4.5 combined ratio points, for the fourth quarter of 2011

Operating highlights for the year ended December 31, 2012

•	Net return on average equity of 8.5% and operating return on average equity of 8.5% for 2012 compared with (4.8)% and (3.4)%, respectively in 2011(1)(2)

•	Gross written premiums of $2,583.3 million, up 17.0% from 2011, with growth principally in the insurance segment

•

Combined ratio for 2012 of 94.3%, including $205.0 million or 10.8 percentage points of pre-tax catastrophe losses, net of reinsurance and reinstatements compared with 115.9% for 2011, which included 31.5 percentage points of net losses from catastrophes

•	Net favorable development on prior year loss reserves of $137.4 million, or 6.6 combined ratio points, for the year compared with $92.3 million, or 4.9 combined ratio points, for 2011

Segment highlights

Reinsurance

Operating highlights for Reinsurance for the quarter ended December 31, 2012 include:

•

Gross written premiums of $194.4 million, up 4.3% compared with $186.3 million for the fourth quarter of 2011, primarily due to increased reinstatement premiums and premium adjustments to business written in prior years

•	Combined ratio of 107.1% compared with 124.2% for the fourth quarter of 2011

•

Favorable prior year loss reserve development of $37.8 million, or 12.6 combined ratio points, with a favorable development in each of the four principal lines of business compared with $14.6 million favorable prior year loss reserve development, or 5.1 combined ratio points, in the fourth quarter of 2011

The combined ratio for the fourth quarter of 2012 was 107.1%, and was impacted by $124.0 million of net catastrophe losses, pre-tax net of reinsurance and reinstatements, including $129.5 million from Superstorm Sandy. Excluding catastrophe losses, the combined ratio was 55.0%. Favorable reserve movements in the quarter included a $16.1 million release for the 2010 and 2011 catastrophe events. In comparison, the combined ratio for the fourth quarter of 2011 was 124.2% or 76.1%(1)(2) excluding catastrophe losses. The acquisition ratio was 13.7% for the fourth quarter of 2012 compared to 16.4% for the fourth quarter of 2011 due to a combination of increased reinstatement premiums and a $4.2 million reduction in profit commissions.

The segment underwriting loss for the fourth quarter of 2012 was $21.4 million compared with an underwriting loss of $70.0 million for the fourth quarter of 2011.(1)

Operating highlights for Reinsurance for the twelve months ended December 31, 2012 include:

•	Gross written premiums of $1,227.9 million, up 3.4% compared with $1,187.5 million for the twelve months ended December 31, 2011 as a result of improved market conditions in Property Other and Casualty sub segments, specifically US Casualty

•	Combined ratio of 85.4% compared with 125.6% for the twelve months ended December 31, 2011(1)

•	Favorable prior year loss reserve development for 2012 was $102.2 million or 9.0 combined ratio points compared with $72.3 million favorable prior year loss reserve development or 6.5 combined ratio points, for 2011

The segment underwriting profit for the twelve months ended December 31, 2012 was $165.4 million compared with an underwriting loss of $284.5 million(1) for the twelve months ended December 31, 2011 which was severely impacted by natural catastrophes, primarily the Japan and New Zealand earthquakes, Thailand floods and US tornadoes.

The combined ratio for the twelve months of 2012, excluding net catastrophe losses, pre-tax and net of reinsurance recoveries and reinstatement premiums was 69.4%. In comparison, the combined ratio on the same basis for the full year 2011 was 73.6%(1)(2).

Insurance

Operating highlights for Insurance for the quarter ended December 31, 2012 include:

•	Gross written premiums of $381.8 million, up 40.2% compared with $272.4 million in the fourth quarter of 2011

•	Combined ratio of 104.2% compared with 93.7% for the fourth quarter of 2011(1)

•	Favorable prior year loss reserve development of $4.2 million or 1.6 combined ratio points compared with $7.4 million or 3.7 combined ratio points in the fourth quarter of 2011

The increase in gross written premiums was mainly attributable to growth in our US based insurance operations. The combined ratio for the fourth quarter of 2012 was 104.2%, negatively impacted by $61.1 million catastrophe losses, pre-tax and net of reinsurance and reinstatements, primarily from Superstorm Sandy.

Operating highlights for Insurance for the twelve months ended December 31, 2012 include:

•	Gross written premiums of $1,355.4 million, up 32.8% compared with $1,020.3 million in the twelve months ended December 31, 2011

•	Combined ratio of 99.3% compared with 96.1% for the twelve months ended December 31, 2011(1)

•	Favorable prior year loss reserve development of $35.2 million or 3.7 combined ratio points compared with $20.0 million or 2.6 combined ratio points in the twelve months ended December 31, 2011

The combined ratio of 99.3% for the twelve months of 2012 included catastrophe losses, pre-tax and net of reinsurance recoveries and reinstatement premiums, of $62.6 million or 4.2 percentage points. It also included losses, pre-tax net of reinsurance recoveries and reinstatement premiums of $31.1 million or 2.2 percentage points related to the Costa Concordia event. In comparison, the combined ratio for the twelve months of 2011 was 96.1% or 94.3%(1)(2) excluding catastrophe losses.

Investment performance

Net investment income for the fourth quarter of 2012 was $51.1 million compared with $54.2 million in the fourth quarter of 2011. Net realized and unrealized investment gains included in net income for the quarter were $5.6 million, which included $0.1 million of losses from the Company’s interest rate swaps.

Unrealized gains in the available for sale investment portfolio, including equity securities, at the end of December 31, 2012 were $355.0 million, a decrease of $37.9 million from the end of the third quarter of 2012.

Book yield at December 31, 2012 on the fixed income portfolio was 2.88%, a decrease of 49 basis points from 3.37% at the end of the fourth quarter of 2011. The average credit quality of the fixed income portfolio was AA and it had an average duration of 3.0 years at December 31, 2012, excluding the impact of interest rate swaps, or 2.5 years including the impact of interest rate swaps.

Capital

Total shareholders’ equity decreased $65.8 million in the quarter to $3.5 billion at December 31, 2012.

During the fourth quarter of 2012, Aspen repurchased 308,674 ordinary shares in the open market at an average price of $31.85 per share for a total cost of $9.8 million. Between January 1, 2013 and February 6, 2013, Aspen repurchased 956,879 ordinary shares under its Rule 10b5-1 plan at an average price of $33.23 per share for a total cost of $31.8 million. Aspen had $358 million remaining under its current share repurchase authorization at February 6, 2013.

Aspen today announced that its Board of Directors has replaced its existing share repurchase authorization with a new authorization of $500 million. The total share repurchase authorization, which is effective immediately through February 7, 2015, permits Aspen to effect the repurchases from time to time through a combination of transactions, including open market repurchases, privately negotiated transactions and accelerated share repurchase transactions.

Guidance

Assuming a pre-tax catastrophe load of $190 million per annum, normal loss experience and given the current interest rate and pricing environment, we expect to achieve an operating return on equity of 10% in 2014.

See “Forward-looking Statements Safe Harbor” below.

(1)	See provision of ASU 2010-26 on page 14
(2)	See definition of non-GAAP financial measures on pages 13 and 14

Earnings conference call and web cast

Aspen will host a conference call to discuss the results at 9:00 am (EST) on Friday, February 8, 2013.

To participate in the February 8 conference call by phone

Please call to register at least 10 minutes before the conference call begins by dialing:

+1 (888) 459 5609 (US toll free) or

+1 (404) 665 9920 (international)

Conference ID 86526888

To listen live online

Aspen will provide a live webcast on the Aspen website at www.aspen.co.

To download the materials

The earnings press release and a detailed financial supplement will also be published on Aspen’s website at www.aspen.co.

To listen later

A replay of the call will be available for 14 days via phone and internet, available two hours after the end of the live call. To listen to the replay by phone please dial:

+1 (855) 859 2056 (US toll free) or

+1 (404) 537 3406 (international)

Replay ID 86526888

The recording will be also available at www.aspen.co on the Event Calendar page within the Investor Relations section.

For further information please contact

Investors

Kerry Calaiaro, Senior Vice President, Investor Relations, Aspen

Kerry.Calaiaro@aspen.co

+1 (646) 502 1076

Media

International – Citigate Dewe Rogerson

Caroline Merrell or Jos Bieneman

caroline.merrell@citigatedr.co.uk

jos.bieneman@citigatedr.co.uk

+44 20 7638 9571

North America – Abernathy MacGregor

Allyson Vento

amv@abmac.com

+1 (212) 371 5999

Aspen Insurance Holdings Limited

Summary consolidated balance sheet (unaudited)

$ in millions, except per share data

	As at December 31, 2012	As at December 31, 2011
ASSETS
Total investments	$6,692.4	$6,335.1
Cash and cash equivalents	1,463.6	1,239.1
Reinsurance recoverables	621.6	514.4
Premiums receivable	1,057.5	894.4
Other assets(1)	475.5	477.5

Total assets	$10,310.6	$9,460.5

LIABILITIES
Losses and loss adjustment expenses	$4,779.7	$4,525.2
Unearned premiums	1,120.8	916.1
Other payables	422.6	364.2
Long-term debt	499.1	499.0

Total liabilities	6,822.2	6,304.5
SHAREHOLDERS’ EQUITY
Total shareholders’ equity(1)	3,488.4	3,156.0

Total liabilities and shareholders’ equity(1)	$10,310.6	$9,460.5

Book value per share(1)	$42.12	$39.66
Diluted book value per share (treasury stock method)(1)	$40.65	$38.21

(1)	See provision of ASU 2010-26 on page 14

Aspen Insurance Holdings Limited

Summary consolidated statement of income (unaudited)

$ in millions, except ratios

	Three Months Ended
	December 31, 2012	December 31, 2011(1)
UNDERWRITING REVENUES
Gross written premiums	$576.2	$458.7
Premiums ceded	(51.8)	(27.5)

Net written premiums	524.4	431.2
Change in unearned premiums	34.1	58.2

Net earned premiums	558.5	489.4

UNDERWRITING EXPENSES
Losses and loss adjustment expenses	437.4	394.5
Policy acquisition expenses	80.0	85.5
General, administrative and corporate expenses	86.1	79.3

Total underwriting expenses	603.5	559.3

Underwriting income (loss) including corporate expenses	(45.0)	(69.9)

OTHER OPERATING REVENUE
Net investment income	51.1	54.2
Interest expense	(7.7)	(7.7)
Other income (expense)	(6.2)	3.6

Total other operating revenue	37.2	50.1

OPERATING INCOME (LOSS) BEFORE TAX	(7.8)	(19.8)
Net realized and unrealized exchange gains (losses)	(0.4)	2.3
Net realized and unrealized investment gains	5.6	6.0

INCOME (LOSS) BEFORE TAX	(2.6)	(11.5)
Income taxes benefit	4.6	23.9

NET INCOME AFTER TAX	2.0	12.4
Dividends paid on ordinary shares	(12.0)	(10.7)
Dividends paid on preference shares	(8.5)	(5.7)
Dividends paid to non-controlling interest	—	—
Proportion due to non-controlling interest	(0.1)	(0.2)

Retained (loss)	$(18.6)	$(4.2)

Components of net income (after tax)
Operating income (loss)	$(2.9)	$5.0
Net realized and unrealized exchange gains (losses) after tax	(0.4)	3.7
Net realized investment gains after tax	5.3	3.7

NET INCOME AFTER TAX	$2.0	$12.4

Loss ratio	78.3%	80.6%
Policy acquisition expense ratio	14.3%	17.5%
General, administrative and corporate expense ratio	15.4%	16.2%
Expense ratio	29.7%	33.7%
Combined ratio	108.0%	114.3%

(1)	See provision of ASU 2010-26 on page 14

Aspen Insurance Holdings Limited

Summary consolidated statement of income (unaudited)

$ in millions, except ratios

	Twelve Months Ended
	December 31, 2012	December 31, 2011(1)
UNDERWRITING REVENUES
Gross written premiums	$2,583.3	$2,207.8
Premiums ceded	(336.4)	(278.7)

Net written premiums	2,246.9	1,929.1
Change in unearned premiums	(163.4)	(40.6)

Net earned premiums	2,083.5	1,888.5

UNDERWRITING EXPENSES
Losses and loss adjustment expenses	1,238.5	1,556.0
Policy acquisition expenses	381.2	347.0
General, administrative and corporate expenses	345.1	284.5

Total underwriting expenses	1,964.8	2,187.5

Underwriting income (loss) including corporate expenses	118.7	(299.0)

OTHER OPERATING REVENUE
Net investment income	204.9	225.6
Interest expense	(30.9)	(30.8)
Other income (expense)	0.9	(6.8)

Total other operating revenue	174.9	188.0

OPERATING INCOME (LOSS) BEFORE TAX	293.6	(111.0)
Net realized and unrealized exchange (losses)	(2.0)	(2.2)
Net realized and unrealized investment gains (losses)	3.8	(34.1)

INCOME (LOSS) BEFORE TAX	295.4	(147.3)
Income taxes (expense) benefit	(15.0)	37.2

NET INCOME (LOSS) AFTER TAX	280.4	(110.1)
Dividends paid on ordinary shares	(47.0)	(42.5)
Dividends paid on preference shares	(31.1)	(22.8)
Dividends paid to non-controlling interest	(0.1)	(0.1)
Proportion due to non-controlling interest	0.2	0.1

Retained income (loss)	$202.4	$(175.4)

Components of net income (loss) (after tax)
Operating income (loss)	$279.9	$(70.4)
Net realized and unrealized exchange (losses) after tax	(2.2)	(0.1)
Net realized investment gains (losses) after tax	2.7	(39.6)

NET INCOME (LOSS) AFTER TAX	$280.4	$(110.1)

Loss ratio	59.4%	82.4%
Policy acquisition expense ratio	18.3%	18.4%
General, administrative and corporate expense ratio	16.6%	15.1%
Expense ratio	34.9%	33.5%
Combined ratio	94.3%	115.9%

(1)	See provision of ASU 2010-26 on page 14

Aspen Insurance Holdings Limited

Summary consolidated financial data (unaudited)

$ in millions, except number of shares

	Three Months Ended		Twelve Months Ended
	December 31, 2012	December 31, 2011(1)	December 31, 2012	December 31, 2011(1)
Basic earnings per ordinary share
Net income/(loss) adjusted for preference share dividend	$(0.09)	$0.09	$3.51	$(1.88)
Operating income/(loss) adjusted for preference dividend	$(0.15)	$(0.01)	$3.50	$(1.32)
Diluted earnings per ordinary share
Net income/(loss) adjusted for preference share dividend	$(0.09)	$0.09	$3.38	$(1.88)
Operating income/(loss) adjusted for preference dividend	$(0.15)	$(0.01)	$3.37	$(1.32)
Weighted average number of ordinary shares outstanding (in millions)(2)	71.007	70.615	71.096	70.665
Weighted average number of ordinary shares outstanding and dilutive potential ordinary shares (in millions)(2)	73.558	73.258	73.689	70.665
Book value per ordinary share			$42.12	$39.66
Diluted book value (treasury stock method)			$40.65	$38.21
Ordinary shares outstanding at end of the period (in millions)			70.754	70.656
Ordinary shares outstanding and dilutive potential ordinary shares at end of the period (treasury stock method) (in millions)			73.312	73.339

(1)	See provision of ASU 2010-26 on page 14
(2)	The basic and diluted number of ordinary shares for the twelve months ended December 31, 2011 is the same, as the inclusion of dilutive shares in a loss-making period would be anti-dilutive

Aspen Insurance Holdings Limited

Summary consolidated segment information (unaudited)

$ in millions, except ratios

	Three Months Ended December 31, 2012			Three Months Ended December 31, 2011
	Reinsurance	Insurance	Total	Reinsurance	Insurance	Total
Gross written premiums	$194.4	$381.8	$576.2	$186.3	$272.4	$458.7
Net written premiums	193.7	330.7	524.4	182.3	248.9	431.2
Gross earned premiums	317.2	328.2	645.4	311.9	245.7	557.6
Net earned premiums	299.8	258.7	558.5	288.7	200.7	489.4
Losses and loss adjustment expenses	248.9	188.5	437.4	278.1	116.4	394.5
Policy acquisition expenses	41.0	39.0	80.0	47.4	38.1	85.5
General and administrative expenses(1)	31.3	41.9	73.2	33.2	33.5	66.7

Underwriting income/(loss)	$(21.4)	$(10.7)	$(32.1)	$(70.0)	$12.7	$(57.3)

Net investment income			51.1			54.2
Net realized and unrealized investment gains(2)			5.6			6.0
Corporate expenses			(12.9)			(12.6)
Other income/(expenses)			(6.2)			3.6
Interest expenses			(7.7)			(7.7)
Net realized and unrealized foreign exchange gains/(losses)(3)			(0.4)			2.3

Income/(loss) before tax			(2.6)			(11.5)
Income tax benefit			4.6			23.9

Net income			$2.0			$12.4

Ratios
Loss ratio	83.0%	72.9%	78.3%	96.3%	58.0%	80.6%
Policy acquisition expense ratio	13.7%	15.1%	14.3%	16.4%	19.0%	17.5%
General and administrative expense ratio(4)	10.4%	16.2%	15.4%	11.5%	16.7%	16.2%
Expense ratio	24.1%	31.3%	29.7%	27.9%	35.7%	33.7%
Combined ratio	107.1%	104.2%	108.0%	124.2%	93.7%	114.3%

(1)	See provision of ASU 2010-26 on page 14
(2)	Includes realized and unrealized capital gains and losses and realized and unrealized gains and losses on interest rate swaps
(3)	Includes realized and unrealized foreign exchange gains and losses and realized and unrealized gains and losses on foreign exchange contracts
(4)	The total group general and administrative expense ratio includes the impact from corporate expenses

Aspen Insurance Holdings Limited

Summary consolidated segment information (unaudited)

$ in millions, except ratios

	Twelve Months Ended December 31, 2012			Twelve Months Ended December 31, 2011
	Reinsurance	Insurance	Total	Reinsurance	Insurance	Total
Gross written premiums	$1,227.9	$1,355.4	$2,583.3	$1,187.5	$1,020.3	$2,207.8
Net written premiums	1,156.9	1,090.0	2,246.9	1,098.1	831.0	1,929.1
Gross earned premiums	1,208.0	1,177.0	2,385.0	1,190.6	950.5	2,141.1
Net earned premiums	1,132.4	951.1	2,083.5	1,108.3	780.2	1,888.5
Losses and loss adjustment expenses	635.3	603.2	1,238.5	1,083.3	472.7	1,556.0
Policy acquisition expenses	207.8	173.4	381.2	197.7	149.3	347.0
General and administrative expenses(1)	123.9	168.2	292.1	111.8	128.0	239.8

Underwriting income/(loss)	$165.4	$6.3	$171.7	$(284.5)	$30.2	$(254.3)

Net investment income			204.9			225.6
Net realized and unrealized investment gains/(losses) (2)			3.8			(34.1)
Corporate expenses			(53.0)			(44.7)
Other income/(expenses)			0.9			(6.8)
Interest expenses			(30.9)			(30.8)
Net realized and unrealized foreign exchange (losses) (3)			(2.0)			(2.2)

Income/(loss) before tax			295.4			(147.3)
Income tax (expense)/benefit			(15.0)			37.2

Net income/(loss)			$280.4			$(110.1)

Ratios
Loss ratio	56.1%	63.4%	59.4%	97.7%	60.6%	82.4%
Policy acquisition expense ratio	18.4%	18.2%	18.3%	17.8%	19.1%	18.4%
General and administrative expense ratio (4)	10.9%	17.7%	16.6%	10.1%	16.4%	15.1%
Expense ratio	29.3%	35.9%	34.9%	27.9%	35.5%	33.5%
Combined ratio	85.4%	99.3%	94.3%	125.6%	96.1%	115.9%

(1)	See provision of ASU 2010-26 on page 14
(2)	Includes realized and unrealized capital gains and losses and realized and unrealized gains and losses on interest rate swaps
(3)	Includes realized and unrealized foreign exchange gains and losses and realized and unrealized gains and losses on foreign exchange contracts
(4)	The total group general and administrative expense ratio includes the impact from corporate expenses

About Aspen Insurance Holdings Limited

Aspen provides reinsurance and insurance coverage to clients in various domestic and global markets through wholly-owned subsidiaries and offices in Bermuda, France, Germany, Ireland, Singapore, Switzerland, the United Kingdom and the United States. For the year ended December 31, 2012, Aspen reported $10.3 billion in total assets, $4.8 billion in gross reserves, $3.5 billion in total shareholders’ equity and $2.6 billion in gross written premiums. Its operating subsidiaries have been assigned a rating of “A” (“Strong”) by Standard & Poor’s, an “A” (“Excellent”) by A.M. Best and an “A2” (“Good”) by Moody’s Investors Service.

For more information about Aspen, please visit www.aspen.co.

Forward-looking Statements Safe Harbor

This press release contains, and Aspen’s earnings conference call will contain, written or oral “forward-looking statements” within the meaning of the US federal securities laws. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as “expect,” “intend,” “plan,” “believe,” “do not believe,” “aim,” “project,” “anticipate,” “seek,” “will,” “estimate,” “may,” “continue,” “guidance,” and similar expressions of a future or forward-looking nature.

All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in these statements. Aspen believes these factors include, but are not limited to: the possibility of greater frequency or severity of claims and loss activity, including as a result of natural or man-made (including economic and political risks) catastrophic or material loss events, than our underwriting, reserving, reinsurance purchasing or investment practices have anticipated; the reliability of, and changes in assumptions to, natural and man-made catastrophe pricing, accumulation and estimated loss models; evolving issues with respect to interpretation of coverage after major loss events and any intervening legislative or governmental action; the effectiveness of our loss limitation methods; changes in the total industry losses, or our share of total industry losses, resulting from past events and, with respect to such events, our reliance on loss reports received from cedants and loss adjustors, our reliance on industry loss estimates and those generated by modeling techniques, changes in rulings on flood damage or other exclusions as a result of prevailing lawsuits and case law; the impact of acts of terrorism and related legislation and acts of war; decreased demand for our insurance or reinsurance products and cyclical changes in the insurance and reinsurance sectors; any changes in our reinsurers’ credit quality and the amount and timing of reinsurance recoverables; changes in the availability, cost or quality of reinsurance or retrocessional coverage; the continuing and uncertain impact of the current depressed economic environment in many of the countries in which we operate; the level of inflation in repair costs due to limited availability of labor and materials after catastrophes; changes in insurance and reinsurance market conditions; increased competition on the basis of pricing, capacity, coverage terms or other factors and the related demand and supply dynamics as contracts come up for renewal; a decline in our operating subsidiaries’ ratings with S&P, A.M. Best or Moody’s; our ability to execute our business plan to enter new markets, introduce new products and develop new distribution channels, including their integration into our existing operations; the persistence of the global financial crisis and the Eurozone debt crisis, changes in general economic conditions, including inflation, foreign currency exchange rates, interest rates and other factors that could affect our investment portfolio; the risk of a material decline in the value or liquidity of all or parts of our investment portfolio; changes in our ability to exercise capital management initiatives or to arrange banking facilities as a result of prevailing market changes or changes in our financial position; changes in government regulations or tax laws in jurisdictions where we conduct business; Aspen Holdings or Aspen Bermuda becoming subject to income taxes in the United States or the United Kingdom; loss of key personnel; and increased counterparty risk due to the credit impairment of financial institutions. For a more detailed description of these uncertainties and other factors, please see the “Risk Factors” section in Aspen’s Annual Report on Form 10-K as filed with the US Securities and Exchange Commission on February 28, 2012. Aspen undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

In addition, any estimates relating to loss events involve the exercise of considerable judgment and reflect a combination of ground-up evaluations, information available to date from brokers and cedants, market intelligence, initial tentative loss reports and other sources. Due to the complexity of factors contributing to the losses and the preliminary nature of the information used to prepare these estimates, there can be no assurance that Aspen’s ultimate losses will remain within the stated amount.

Non-GAAP Financial Measures

In presenting Aspen’s results, management has included and discussed certain “non-GAAP financial measures” as such term is defined in Regulation G. Management believes that these non-GAAP financial measures, which may be defined differently by other companies, better explain Aspen’s results of operations in a manner that allows for a more complete understanding of the underlying trends in Aspen’s business. However, these measures should not be viewed as a substitute for those determined in accordance with GAAP. The reconciliation of such non-GAAP financial measures to their respective most directly comparable GAAP financial measures in accordance with Regulation G is included in the financial supplement, which can be obtained from the Investor Relations section of Aspen’s website at www.aspen.co.

(1) Annualized Operating Return on Average Equity (“Operating ROE”) is a non-GAAP financial measure. Annualized Operating Return on Average Equity is calculated using operating income, as defined below, and average equity is calculated as the arithmetic average on a monthly basis for the stated periods of shareholders’ equity excluding the aggregate value of the liquidation preferences of our preference shares net of issuance costs.

Aspen presents Operating ROE as a measure that is commonly recognized as a standard of performance by investors, analysts, rating agencies and other users of its financial information.

See page 23 of Aspen’s financial supplement for a reconciliation of operating income to net income and page 7 for a reconciliation of average ordinary shareholders’ equity to average shareholders’ equity.

(2) Operating Income is a non-GAAP financial measure. Operating income is an internal performance measure used by Aspen in the management of its operations and represents after-tax operational results excluding, as applicable, after-tax net realized and unrealized capital gains or losses, including net realized and unrealized gains or losses on interest rate swaps, and after-tax net foreign exchange gains or losses, including net realized and unrealized gains and losses from foreign exchange contracts.

Aspen excludes these items from its calculation of operating income because the amount of these gains or losses is heavily influenced by, and fluctuates in part, according to the availability of market opportunities. Aspen believes these amounts are largely independent of its business and underwriting process and including them would distort the analysis of trends in its operations. In addition to presenting net income determined in accordance with GAAP, Aspen believes that showing operating income enables investors, analysts, rating agencies and other users of its financial information to more easily analyze Aspen’s results of operations in a manner similar to how management analyzes Aspen’s underlying business performance. Operating income should not be viewed as a substitute for GAAP net income. Please see above and page 23 of Aspen’s financial supplement for a reconciliation of operating income to net income. Aspen’s financial supplement can be obtained from the Investor Relations section of Aspen’s website at www.aspen.co.

(3) Diluted Book Value per Ordinary Share is not a non-GAAP financial measure. Aspen has included diluted book value per ordinary share as it illustrates the effect on basic book value per share of dilutive securities thereby providing a better benchmark for comparison with other companies. Diluted book value per share is calculated using the treasury stock method, defined on page 22 of Aspen’s financial supplement, which can be obtained from the Investor Relations section of Aspen’s website at www.aspen.co.

(4) Diluted Operating Earnings per Share and Basic Operating Earnings per Share are non-GAAP financial measures. Aspen believes that the presentation of diluted operating earnings per share and basic operating earnings per share supports meaningful comparison from period to period and the analysis of normal business operations. Diluted operating earnings per share and basic operating earnings per share are calculated by dividing operating income by the diluted or basic weighted average number of shares outstanding for the period. See page 23 for a reconciliation of diluted and basic operating earnings per share to basic earnings per share. Aspen’s financial supplement can be obtained from the Investor Relations section of Aspen’s website at www.aspen.co.

(5) Combined Ratio Excluding Catastrophes is a non-GAAP financial measure. Aspen believes that the presentation of combined ratio excluding catastrophes supports meaningful comparison from period to period of the underlying performance of the business. Combined ratio excluding catastrophes is calculated by dividing net losses excluding catastrophe losses and net expenses by net earned premiums excluding catastrophe related reinstatement premiums. We have defined 2012 catastrophe losses as losses associated with the severe weather in the US in February and March 2012, Hurricane Isaac in August 2012 and Hurricane Sandy in October 2012 and movements in losses associated with the 2011 catastrophe events. We have defined catastrophe losses in the comparative period as losses associated with the US storms (specifically related to Hurricane Irene which occurred in the third quarter of 2011, and related to the tornadoes which occurred in the second quarter of 2011), the Australian floods and the New Zealand and Japanese earthquakes which occurred in the first quarter of 2011, and movement in losses associated with the 2010 catastrophe events (Chilean and New Zealand earthquakes) which were recognized in 2011.

Other

(1) Provision of ASU 2010-26. In 2012, Aspen adopted the provision of ASU 2010-26, “Accounting for Costs Associated with Acquiring or Renewing Insurance Contracts.” Under the standard, Aspen is required to expense the proportion of its general and administrative deferred acquisition costs not directly related to successful business acquisition. The application of this standard has resulted in a net $16.0 million write down of deferred acquisition costs through retained earnings brought forward and the restatement of our quarterly balance sheets from December 31, 2010 to December 31, 2011.

(2) Catastrophe Load included in our guidance is an estimate of the average annual aggregate loss before reinsurance and tax from natural catastrophe events based on 50,000 simulations of our internal capital model which, in relation to its catastrophe modeling components, is based on a combination of catastrophe models selected by Aspen to best fit its current understanding of the world wide natural catastrophe perils to which Aspen has known exposures. It does not include losses from non-natural catastrophe events such as terrorism or industrial accidents.

This load is attributed and then released quarter by quarter based on historic claims patterns. For example, there is a higher proportion allocated to the third quarter due to the historical frequency of US Wind events in this period. As an organization, Aspen monitors its current catastrophe losses to date against expected losses and updates the projected numbers accordingly based on this experience.

Actual catastrophe loss experience may materially differ from the catastrophe load in any one year for reasons which include natural variability in the frequency and severity of catastrophe events, and limitations in one or more of the models or uncertainties in the application of policy terms and limits.